Exhibit 10.22

GPC Biotech AG Postfach 1455 82143 Planegg Germany
Fraunhoferstrasse 20 82152 Martinsried/Munich Germany

GPC Biotech AG

Martinsried / Planegg

“Stock Option Plan 2002”

(Option Terms)

Preamble

The General Meeting of Shareholders of GPC Biotech AG (hereinafter “Company” or “GPC”) adopted a resolution on June 11, 2002 implementing the 2002 Stock Option Plan for Management Board members, employees of the Company and affiliated enterprises (hereinafter “optionees”).

The terms of the 2002 Stock Option Plan are as follows:

§ 1

Form and Classification of the Option Right; Option Ledger

(1)	The optionee receives registered option rights that constitute the right to acquire the number of ordinary shares of the Company specified in the option offer or in the warrant.

(2)	The option rights can be certificated by several registered global warrants. There is no entitlement to (individual) certification.

(3)	A stock ledger with an “Option Rights” column (hereinafter “option ledger”) is kept at the exercise agent (cf. § 17) on behalf of the Company, in which the option rights are recorded with indication of the strike price (cf. § 7, Para. 1), the series and number, and the holder identified by name, date of birth, residence, and occupation. Moreover, the option book contains in particular information necessary in order to determine the period pursuant to § 13, Para. 1 (“Vesting Period”).

GPC Biotech AG	Management Board:
Munich District Court HRB 119 555	Prof. Dr. Bernd Seizinger (CEO)
VAT ID No.: DE 190 457 435	Dr. Elmar Maier
Dr. Sebastian Meier-Ewert
Deutsche Bank AG, Munich (Code 700 700 10), Acct. No. 199 01 18	Dr. Mirko Scherer
Dresdner Bank AG, Munich (Code 700 800 00), Acct. No. 300 906 300
HypoVereinsbank AG, Munich (Code 700 202 70), Acct. No. 272 66 45	Chairman of the Supervisory Board
Dr. Jürgen Drews

(4)	The only persons deemed optionees in the relationship with the company are those who are recorded as such in the option book.

§ 2

Structure of the Option Right

(1)	Under the present terms and subject to the adjustments pursuant to §§ 7 and 8, the option rights can be exercised one-for-one in ordinary shares of the Company, as options issuer, made out to bearer, against payment of the strike price to be fixed pursuant to § 7 (option right).

(2)	The Company’s General Meeting of Shareholders created a conditional capital fund on June 11, 2002 to secure the option rights to be granted to the optionees. The Management Board of the Company can, in agreement with the Supervisory Board - the latter body acting alone insofar as the Management Board itself is affected - decide whether the ordinary shares needed to discharge the exercised option rights are to be made available from the available conditional share capital or from a program for the acquisition of own shares that has been adopted or may yet be adopted by the General Meeting of Shareholders.

§ 3

Acquisition Periods; Term

(1)	The subscription rights can be offered to beneficiaries for subscription within the last ten working days of each calendar month (acquisition period pursuant to § 193, Para. 2, No. 4 AktG (Stock Corporation Act). The effective date of the option issue is the day on which the Management Board - or insofar as that body itself is entitled to subscribe, the Supervisory Board - has made an offer to the optionee for subscription to the option rights, if said offer was accepted within the offering period.

(2)	The term of the subscriptions rights to be issued is ten years from the time of issuance of the subscription rights. At the end of the term the subscription rights expire free and clear of indemnification.

§ 4

Waiting Period

Pursuant to § 193, Para. 2, No. 4 AktG, the beneficiaries can exercise the subscription rights no sooner than two years after the granting of the subscription rights. Moreover, the subscription rights can be exercised only if the notice periods set by the Company in the offer letter or the (global) warrants pursuant to § 13, Para. 1 have expired after the two-year waiting period.

§ 5

Exercise Period

(1)	Subscription rights cannot be exercised between the day on which the Company announces an offer to its shareholders to subscribe to new shares or bonds with conversion or option rights through a notice sent to all shareholders or through publication in the Official Gazette (Bundesanzeiger) of the Federal Republic of Germany and the day on which the new Company shares from the subscription rights are first quoted “ex-subscription rights” on Neuer Markt of the Frankfurt am Main Stock Exchange.

(2)	The subscription rights can moreover be exercised in each instance only for six weeks beginning with the publication of the quarterly reports or the annual financial statement (exercise period pursuant to § 193, Para. 2, No. 4 AktG). The exercise of the subscription rights is barred in principle from 12/24 to 12/31 of each calendar year.

(3)	The Management Board - or the Supervisory Board, insofar as the Management Board is affected - is entitled to impose further restrictions on the exercise period.

§ 6

Performance Targets

(1)	Irrespective of § 4 and 5, the subscription rights can be exercised only if on five consecutive stock trading days within a period of one month prior to exercise of the subscription right the stock exchange price has been at least 10% higher than the subscription price determined pursuant to § 17 (performance target within the meaning of § 193, Para. 2, No. 4 AktG).

(2)	The indicated percentage applies for the first year after the end of the waiting period pursuant to § 4 and increases for each subsequent year by 5%.

(3)	The stock exchange price of the stock is considered to be the closing price in the XETRA closing auction of the Frankfurt Stock Exchange for one ordinary share of the Company.

§ 7

Subscription Price

(1)	Each subscription right carries the entitlement to subscribe to one ordinary share of the Company made out to bearer, subject to the option terms. The subscription price to be paid upon exercise of the subscription right for subscription to an ordinary share corresponds to the average value of the Company’s ordinary shares in the XETRA closing auction on the Frankfurt Stock Exchange during the last five stock trading days prior to the granting of the subscription rights, but at least to the pro rata amount of the capital stock represented by one share of GPC Biotech AG. Under more detailed provisions of the option terms, the subscription price is to be adjusted if the company conducts capital measures over the term of the subscription price and the exercise hurdle the subscription rights or establishes conversion or subscription rights. The aim of the adjustment is to ensure the equality of the subscription price and the exercise hurdle even after the execution of such measures and the associated effects on the stock exchange price.

(2)	The subscription price is reduced in accordance with the following paragraph as of the effective date pursuant to Para. 4, Clause 2, but in no case to an amount lower than the pro rata amount of the capital stock represented by the individual ordinary share (at least € 1).

(3)	The subscription price is reduced if during the term of the option rights, by way of a capital increase, new shares or option-linked or convertible bonds with option or conversion rights to Company shares are issued or own shares are offered and the shareholders are thereby granted a subscription right. The subscription price is reduced in the same ratio as the ratio of the average price of the subscription right offered to the shareholders on all trading days on the Neuer Markt of the Frankfurt Stock Exchange to the closing price of the Company stock on the last stock exchange day prior to the commencement of “ex-subscription rights” trading.

(4)	The Company is obligated to provide written notice to the optionees concerning the subscription price reduced pursuant to Para. 3 and concerning the date of commencement of “ex-subscription rights” trading from which the lowered subscription price applies at the same time that it publicly offers subscription to the new shares or bonds with conversion or option rights whose issuance is the reason for reduction of the subscription price.

(5)	In the event of a capital increase from company funds, any existing conditional capital pursuant to § 218 AktG is increased in the same ratio as the capital stock. The subscription ratio pursuant to § 2, Para. 1 increases in the same ratio. Fractions of shares that arise as a result of a capital increase from company funds are not considered when exercising the option right.

(6)	The subscription price is not reduced if, in the resolution concerning the issuance of new shares or of bonds with conversion or option rights or concerning the offer of own shares, the Company also grants the optionees a direct or indirect subscription right that corresponds to the value of the shareholders’ subscription right.

§ 8

Adjustment of the Option Rights

(1)	In the event of a merger of the Company with another company, a change in its corporate form, a change in the face value of the shares, or comparable measures that impair the rights of the optionees through a loss of or change in the shares subject to the option rights in accordance with the present option terms, the option right is replaced by the right to acquire at the strike price shares, participating interests, or other ownership interests in the Company or its legal successor that take the place of the Company’s stock in an amount whose value corresponds to the market value of the Company’s stock at the time of such a measure. Otherwise the provisions of the present option terms remain applicable without restriction.

(2)	In the event of a capital reduction through the consolidation of shares (§ 222, Para. 4 AktG) or through the redemption of shares (§ 237 AktG), the subscription ratio is adjusted by multiplying it by the factor obtained by dividing the number of shares after the capital reduction by the number of shares prior to the capital reduction. Fractions of shares that arise as a result of a capital decrease are not made available in exercising the subscription right.

(3)	The optionees are not entitled to any rights to dividends or other distributions arising from the shares subject to the option rights until the option right is exercised.

§ 9

Exercise Procedure; Issuance of New Shares

(1)	In order to exercise the option right, the optionee must

a)	enter in the original warrant the number of options to be exercised and the date of exercise. The exercise must moreover be signed by the optionee in the original warrant, and he must obtain the Company’s countersignature.

b)	submit a written exercise notice, in duplicate, to the exercise agent or to a fiduciary agent engaged for that purpose (cf. § 17) using the form available from the exercise agent or fiduciary agent; and

c)	pay the full strike price in EURO, free of costs and charges, to the Company, to the Company account indicated in form for the exercise notice.

(2)	Notices received by the exercise agent during the periods indicated in § 4 and 5 are considered to have been submitted and received on the next following banking day on which exercise of the option right is again permitted. The optionee can retract his exercise notice only up to the time that receipt has not yet taken effect.

(3)	New shares are printed and delivered in the form provided by the respectively applicable Articles of Incorporation of the Company. Issuance is effected - if possible and subject to full payment of the subscription price - within ten banking days after the exercise notice takes effect.

(4)	In the event that the optionee intends to alienate the new shares acquired through exercise of the option immediately after receiving them, the Company, in the interest of placement that is not disruptive to the market, is entitled to offer the new shares arising from multiple exercises of subscription rights, for sale to institutional investors in a manner that safeguards the interests of the optionees, e.g., through the sale of a block of shares. The optionee is required to cooperate in a suitable and appropriate manner with a placement designed not to disrupt the market upon demand by the Company.

(5)	New shares may be issued only in accordance with the provisions of the present option terms and not prior to full payment of the strike price pursuant to § 7 (cf. § 199, Para. 1 AktG).

§ 10

Profit-Sharing Entitlement of the New Shares

The shares that result from exercise of the option right participate in profits from the beginning of the previous fiscal year – insofar as they originate through exercise prior to the beginning of the Company’s Ordinary Shareholders’ Meeting - and otherwise from the beginning of the fiscal year in which they originate through exercise of the option right.

§ 11

Disposition of Option Rights

(1)	The option rights are in principle nontransferable.

(2)	Similarly impermissible are other dispositions of the option rights, the granting of subinterests or the establishment of a trust, and the opening of short positions through the granting of the option rights granted to the optionee to third parties, and comparable closing transactions that result economically in an alienation of the option rights.

(3)	Violations of Paragraphs 1 and/or 2 result in forfeiture of the option rights. In the presence of a legitimate interest of the Company or of the optionee, the Management Board, in agreement with the Supervisory Board, can approve dispositions pursuant to Para. 1 or 2 insofar as they are reported to it in advance.

(4)	Contrary to Paragraphs 1 and 2, the optionee is authorized to sell his or her option rights to a financial institution to be designated by the Company after the end of the two-year waiting period (§ 193, Para. 2, No. 4 AktG) or after the end of the vesting period specified in the warrants.

§ 12

Devolution of Inheritance

(1)	The option rights are freely inheritable, insofar as they have not been terminated pursuant to § 13. The heirs are subject to the provisions of the present option terms.

(2)	The heirs are required to report their inheritance status to the Company and to prove their identity in accordance with § 35 GBO (Land Registry Act).

§ 13

Vesting Period; Termination of the Option Rights

(1)	Option rights may in principle be terminated over a period not to exceed four (4) years (“Vesting Period”), whereby the end of the vesting period for the entire package of option rights granted to the optionee can be not only uniformly distributed, but also distributed over the vesting period (e.g., 50% after two years and the remainder after four years or one-quarter annually over four years). The Vesting Period begins with the issuance of the warrant. The Vesting Period is fixed in each individual case by the Management Board or the Supervisory Board - depending on which body is competent - in accordance with internal guidelines to be jointly formulated by those bodies and is communicated to the optionee in the option offer. Insofar as warrants certificating the option right are issued, the end of the Vesting Period is moreover indicated in the respective warrant.

(2)	The Company or enterprises affiliated with it presently or in the future can terminate an option that is still subject to a Vesting Period pursuant to Para. 1 without prior notice and without indemnification if the employment relationship with the optionee is terminated prior to the end of the Vesting Period fixed for the option right. The termination of option rights takes effect upon receipt of a separate written termination notice, but no sooner than:

a)	in the case of regular termination by the optionee, upon receipt of the termination notice;

b)	in the case of regular termination of the optionee, upon the effective date of such termination (end of the employment relationship), or - in the event of a release from work of the optionee - at the time of such release from work;

c)	in the case of termination by the optionee for cause, at the time at which regular termination - assuming the existence of a termination notice from the Company or an enterprise affiliated with it presently or in the future at the time of termination by the optionee - would have taken effect;

d)	in all other cases, at the time of the actual end of the employment relationship (e.g., end through termination agreement, death, (early) retirement, family leave, and the like).

(3)	The Company or the enterprises affiliated with it presently or in the future can terminate an option right no longer subject to a Vesting Period pursuant to Para. 1 without prior notice and without indemnification if

a)	the optionee has not exercised his option right within thirty (30) working days (in the case of death 130 working days) after the effective date of the termination pursuant to Para. 2, or

b)	the optionee has not exercised his option right within thirty (30) working days (in the case of death 130 working days) after the withdrawal of the affiliated enterprise that employs the optionee from the consolidated group (interest of less than 50% of the capital stock or nominal capital), whereby it would have been possible to exercise such a right with due regard for the waiting period in § 4 and the exercise periods pursuant to § 5. If an exercise is not possible upon the effective date of termination pursuant to the provisions of §§ 4 and 5, the period specified herein begins upon the first day that the exercise preconditions in §§ 4 and 5 are satisfied.

(4)	In exceptional cases the Management Board - or if that body is itself affected, the Supervisory Board - can abstain from termination of some or all of the option rights if the termination of the option rights seems inequitable in the specific case (suspension of the employment relationship due to family leave, permanent disability, (early) retirement, and the like). The same applies if the option rights are intended as a substitute for a severance payment owed at the end of the employment relationship or board appointment. In an individual case the decision to abstain from termination can be made conditional upon an extension of the Vesting Period corresponding to the time of suspension of the employment relationship (e.g., owing to family leave or unpaid vacation).

(5)	In the event that the employment relationship and/or board appointment of an optionee with the Company or an enterprise affiliated with it presently or in the future ends - regardless of the reason - but at the same time a new employment relationship or board appointment (e.g., change from Management Board to Supervisory Board) with the Company or an enterprise affiliated with it presently or in the future is established, the aforementioned termination rights apply not to that end, but only to the end of the new employment relationship or the new board appointment.

(6)	The Company is entitled to terminate the option right without prior notice and with immediate effect if and as soon as insolvency proceedings are instituted with regard to the optionee’s assets, the institution of insolvency proceedings is denied for insufficiency of assets, or attachment is levied upon option rights or warrants by a creditor and the attachment measure is not abolished within six (6) months (at the end of the 6-month period).

(7)	The Company can claim recovery of possession of any issued and terminated warrants from the optionee or any other possessor.

§ 14

Taxes

The optionee bears full liability for all taxes due in connection with the granting or exercise of the option rights, including church tax and solidarity surcharge, whereby the Company must deduct such taxes and fiscal charges, insofar as prescribed by law, from the salary of the optionee and, if applicable, transfer them to the competent business tax office by way of wage tax withholding. Moreover, the Company can make the issuance of shares conditional upon the furnishing of proof of corresponding tax payments by the optionee or upon the furnishing of adequate security. If the optionee fails or is unable to satisfy his obligations pursuant to this provision, the Company shall report this to the competent business tax office.

§ 15

Insider Trading Rules

(1)	The Company points out that the optionee may be subject to insider trading regulations and could be held criminally liable in the event of disregard of such regulations. Insiders are specifically prohibited from alienating the shares subscribed to through exercise of the option rights on the basis of their knowledge of insider facts (§ 14, Para. 1 Securities Trading Act).

(2)	The optionee hereby agrees to acknowledge and comply with the internal directives on avoiding insider trading violations that have been issued or will be issued in the future by the Company. A violation of these directives constitutes a violation of accessory obligations under labor law, which can entitle the Company to undertake immediate termination if necessary.

§ 16

Non-Obligation Clause

The granting of option rights is subject to the proviso of their nonobligatory nature and does not serve as the basis for a legal claim to the granting of option rights in the future, even if option rights are granted repeatedly.

§ 17

Exercise Agent

The exercise agent is the Management Board of the Company or insofar as that body is itself entitled, the Supervisory Board. The Company empowers the legal department to receive subscription notices and to execute the exercise procedure. The Company is entitled to engage a fiduciary agent (e.g., a bank) to assume these duties from the Management Board or Supervisory Board and function as exercise agent.

§ 18

Announcements

Notices, communications, changes, or adjustments relating to the option rights shall be announced to the optionee in writing. Written announcements with legally binding character (e.g., termination notice, adjustment of the strike price, and the like) shall be provided through personal delivery against receipt or by registered letter or courier to the last address provided by the optionee to the Company or the enterprise affiliated with it.

§ 19

Concluding Provisions

(1)	Should individual provisions of the present option terms be or become fully or partly void or unenforceable, the validity of the remaining provisions hereof shall not be affected. The void or unenforceable provisions shall be replaced by provisions that come as close as possible to the economic purpose of the unenforceable provisions in a legally permissible manner. The same arrangement applies to a gap requiring amendment that becomes evident in the execution of the present option terms.

(2)	Changes and amendments to the present terms must be in writing, insofar as notarial authentication is not required. The preceding clause also applies to changes in the written form clause.

(3)	The place of performance and venue is the registered office of the Company.

(4)	The form and content of the option rights and of the rights and obligations of the optionee and of the Company are subject to the laws of the Federal Republic of Germany.

/s/ Sebastian Meier-Ewert

Martinsried/Planegg, 10/31/2002

The Management Board of

GPC Biotech AG

Acknowledged:

/s/ Nicola Saunders
(Nicola Saunders)